Exhibit 99.1

MICT Reports Financial Results for the First Quarter Ended March 31, 2019

Conference call scheduled for tomorrow, May 21, 2019 at 9:00 a.m. EDT

Montvale, NJ – May 20, 2019 - MICT, Inc. (Nasdaq: MICT), today announced financial results for the three months ended March 31, 2019.

MICT’s financial results for the first quarter of 2019 reflect Micronet, Ltd. revenues for the months of January 2019 and February 2019 only. On February 24, 2019, Micronet closed a public equity offering on the Tel Aviv Stock Exchange which resulted in a dilution of MICT’s ownership interest in Micronet to 33.88%. Thus, based on U.S. GAAP, MICT no longer includes Micronet’s financial results in its consolidated financial statements effective as of March 1, 2019. However, MICT is of the opinion that it maintains effective control of Micronet by virtue of its high level of influence over Micronet.

“We continue to be engaged in the transactions contemplated by the acquisition agreement entered into among MICT, BNN and ParagonEx Ltd.,” stated David Lucatz, Chief Executive Officer of MICT.

Q1 2019 Review

●	Revenue was $477,000 in the first quarter of 2019, compared to $5.98 million in the first quarter of 2018.

●	Gross loss was $369,000, representing 77% of revenues in the first quarter of 2019, compared to gross profit of $1.72 million, representing 29% of revenues, in the first quarter of 2018.

●	Research and development (R&D) expense in the first quarter of 2019 was $261,000, or 55% of sales, as compared to $527,000, or 9% of sales in the first quarter of 2018.

●	Selling, general and administrative (SG&A) expense was $1.19 million in the first quarter of 2019, as compared to $1.67 million in the first quarter of 2018.

●	Net loss attributable to MICT, Inc. was $910,000 in the first quarter of 2019 as compared to a net loss of $850,000 in the first quarter of 2018. On a per share basis, MICT reported a loss of $0.09 per basic and diluted share from continued operations in the first quarter of 2019, as compared to a loss of $0.11 per basic and diluted share from continued operations in the first quarter of 2018.

Conference Call

MICT will host a conference call tomorrow, May 21, 2019, at 9:00 a.m. EDT to discuss the Company’s financial results for the first quarter ended March 31, 2019. U.S. callers may dial: 1-866-860-9642. Callers from outside of the U.S may access the call by dialing 972-3-918-0692. Please dial a few minutes before 9:00 am EDT.

A slide presentation accompanying management’s remarks can be accessed at www.mict-inc.com.

Participants may also access a live webcast of the conference call at: www.veidan-stream.com/micronetq1-2019.html

A telephone replay of the call will be available for two weeks at: 1-888-269-0005, outside of the U.S: 972-3-925-5940.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Important Additional Information Will be Filed with the SEC

On February 5, 2019, Global Fintech Holdings Ltd. (“GFH”) filed a registration statement on Form F-4 containing a proxy statement for MICT’s stockholders, a prospectus, and other important information in connection with the proposed business combination. MICT URGES INVESTORS AND STOCKHOLDERS TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MICT, GFH, BNN Technology PLC, ParagonEX, Ltd., and other parties, the PROPOSED BUSINESS COMBINATION, AND OTHER RELATED MATTERS. investors and stockholders may obtain free copies of these materials with the SEC through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement by directing a request to: MICT, Inc., 28 West Grand Avenue, Suite 3, Montvale NJ 07645. Investors and stockholders are urged to read the proxy statement, prospectus and other relevant materials before making any voting or investment decision with respect to the proposed business combination.

Participants in Solicitation

MICT and its directors and executive officers, may be deemed to be participants in the solicitation of proxies for the special meeting of MICT’s stockholders to be held to approve the proposed business combination. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of MICT’s stockholders in connection with the proposed business combination are set forth in the proxy statement/prospectus. You can find information about MICT’s executive officers and directors in its Annual Report on Form 10-K for the year ended December 31, 2018. After such filing, you can obtain free copies of these documents from MICT using the contact information above.

Important Information about the Tender Offer

THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE WAS COMMENCED BY BNN TECHNOLOGY PLC ON FEBRUARY 5, 2019. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR PURCHASE, OR THE SOLICITATION OF TENDERS WITH RESPECT TO THE SHARES OF MICT. NO OFFER, SOLICITATION, PURCHASE OR SALE WILL BE MADE IN ANY JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION, PURCHASE OR SALE WOULD BE UNLAWFUL. THE OFFERING DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFERING DOCUMENTS AND TO CONSULT THEIR INVESTMENT AND TAX ADVISORS BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES. THE TENDER OFFER STATEMENT, INCLUDING THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, AND OTHER RELATED MATERIALS, AND THE SOLICITATION/RECOMMENDATION STATEMENT OF MICT ON SCHEDULE 14D-9, ARE ALSO BE AVAILABLE TO MICT’S STOCKHOLDERS AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

About MICT, Inc.

MICT, Inc. (Nasdaq: MICT), via its equity interest in Micronet Ltd., provides rugged mobile devices for the growing commercial MRM market. Micronet develops, manufactures and provides mobile computing platforms for the mobile logistics management market in the U.S., Europe and Israel. American manufactured systems are designed for outdoor and challenging work environments in trucking, distribution, logistics, public safety and construction.

Forward-looking Statement

This press release contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws.  These forward-looking statements include, but are not limited to, those statements regarding the fact that the Company continues to be engaged in the transactions contemplated by the acquisition agreement entered into among MICT, BNN and ParagonEx Ltd. Such forward-looking statements and their implications involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. The forward-looking statements contained in this press release are subject to other risks and uncertainties, including those discussed in the “Risk Factors” section and elsewhere in the Company’s annual report on Form 10-K for the year ended December 31, 2018 and in subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact information:

Tel: (201) 225-0190

info@mict-inc.com

MICT, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$347	$2,174
Trade accounts receivable, net	-	1,010
Inventories	-	4,345
Prepaid expenses and other current assets	112	-
Other accounts receivable	-	339
Total current assets	459	7,868

Property and equipment, net	24	661
Intangible assets, net and others	-	434
Long-term deposit and prepaid expenses	-	703
Restricted cash escrow	477	477
Micronet Ltd. investment	1,711	-
Total long-term assets	2,212	2,275

Total assets	$2,671	$10,143

MICT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	March 31, 2019	December 31, 2018
LIABILITIES AND EQUITY

Short term bank credit and current portion of long term bank loans	$244	$2,806
Short term credit from others and current portion of long term loans from others	1,734	3,004
Trade accounts payable	1	1,531
Other accounts payable	305	1,211
Total current liabilities	2,284	8,552

Long term escrow	477	477
Accrued severance pay, net	48	110
Total long term liabilities	525	587

Stockholders’ Equity:
Preferred stock; $0.001 par value, 5,000,000 shares authorized, none issued and outstanding as of March 31, 2019
Common stock; $0.001 par value, 25,000,000 shares authorized, 10,734,232 and 9,342,088 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	11	9
Additional paid in capital	13,518	11,905
Accumulated other comprehensive (loss)	-	(117)
Accumulated loss	(13,667)	(12,757)
MICT, Inc. stockholders’ equity	(138)	(960)

Non-controlling interests	-	1,964

Total equity	(138)	1,004

Total liabilities and equity	$2,671	$10,143

MICT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(USD In Thousands, Except Share and Earnings Per Share Data)

(Unaudited)

	Three months ended March 31,
	2019	2018

Revenues	$477	$5,980
Cost of revenues	846	4,258
Gross profit	(369)	1,722
Operating expenses:
Research and development	261	527
Selling and marketing	198	454
General and administrative	990	1,212
Amortization of intangible assets	20	222
Total operating expenses	1,469	2,415

Loss from operations	(1,838)	(693)
Equity loss	-	-
Net profit (loss) from loss of control	299
Financial (expenses) income, net	76	(392
Loss before provision for income taxes	(1,463)	(1,085)
Taxes on income (benefit)	3	-

Net loss from continued operation	(1,466)	(1,085)
Net profit (loss) from discontinued operation	-	(111)
Total net loss	(1,466)	(974)
Net loss attributable to non-controlling interests	(556)	(124)
Net loss attributable to MICT, Inc.	(910)	(850)

Basic and diluted loss per share from continued operation	(0.09)	(0.11)
Basic and diluted loss per share from discontinued operation	$-	$(0.01)

Weighted average common shares outstanding:
Basic	9,707,831	8,867,830